INVESTMENT AND CONVERSION AGREEMENT


         INVESTMENT AND CONVERSION AGREEMENT, dated as of April 30, 2001 (the "Agreement") by and between Origin Investment Group, Inc., a Maryland corporation ("Buyer"), and Cromerica Technologies, LLC, a California limited liability company ("Seller"). Capitalized terms used but not defined herein shall have the meanings set forth in the Share Exchange Agreement, dated as of the date hereof (as such agreement may be amended from time to time, the "Share Exchange Agreement").

         WHEREAS, concurrently herewith, Buyer and Seller are entering into the Share Exchange Agreement, which provides for, among other things, the purchase by Buyer of all of the issued and outstanding shares of Vivocom, Inc. ("Company");

         WHEREAS, Seller wishes Buyer to make certain investments in the Company after the consummation of the transactions contemplated by the Share Exchange Agreement;

         WHEREAS, Buyer wishes to make the Series B Convertible Preferred Stock of Buyer issuable to Seller pursuant to the Share Exchange Agreement to become convertible into the common stock, par value $.001 per share, of Buyer ("Common Stock") upon the happening of certain events; and

         WHEREAS, Seller and Buyer, as a condition to entering into the Share Exchange Agreement, have agreed to enter into this Agreement.

         NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Certain Definitions. The following terms, when used in this Agreement, shall have the following meanings (such definitions to be equally applicable to both singular and plural terms of the terms defined):

         "Series B Preferred" shall mean the Series B Convertible Preferred Stock, par value $.001 per share, of Buyer required to be issued to the shareholders of the Company pursuant to the Share Exchange Agreement. A Form of the Certificate of Designation, the Series B Convertible Preferred Stock, as attached as Exhibit 2.2(B) of the Share Exchange Agreement is incorporated herein by reference. The Series B Preferred does not carry any voting powers, rights to dividends or any other rights, preferences or privileges other than its ability to convert into common stock of Origin Investment Group, Inc., subject to the occurrence of certain conversion events as outlined in Section 2 of this Agreement and a liquidation preference which will be parri pasu with the liquidation preference that will be offered to Series A Convertible Preferred Shareholders. Buyer and Seller agree that all exhibits, including all schedules and the Certificate of Designation shall be exhibits to be provided to Seller prior to close and receipt and approval of such exhibits shall be a condition of close.

         "Shares" shall mean any voting security of the Company.

         "Closing Date" shall mean the date of Closing as described within Paragraph 2.3 within the Share Exchange Agreement is terminated in accordance with its terms (unless such termination is being contested in good faith by Buyer in a court of competent jurisdiction, in which event the termination date shall mean the date determined in such action from which there is no further right of appeal).

         "Vivocom Revenue" shall mean the aggregate gross license fees, royalty fees, subscriptions, or other cash or non-cash consideration received by, required to be paid to, or accrued by the Company or any of its subsidiaries or affiliates pursuant to agreements between the Company and ""Qualified Third Parties" for the use of the Vivocom SIS ("Smart Internet Switch") technology or any variation of such technology and any derivative works of such technology owned or developed by the Company or any of its subsidiaries or affiliates, as determined in accordance with the provisions of this definition. With respect to any agreement in which any consideration is to be paid to the Company by a Qualified Third Party (as defined herein) on a deferred or installment basis following the effective date of such agreement, the amount of Vivocom Revenue deemed to have been received by the Company at the time such agreement is entered into shall consist of all such consideration to be paid to the Company under such agreement or arrangement over a period of time of up to twenty-four
(24) months following the date of such agreement (notwithstanding any applicable revenue recognition standards under United States Generally Accepted Accounting Principles ("GAAP")), and any consideration to be received after such twenty-four (24) month period shall be deemed to have been received as it is recognized in accordance with applicable revenue recognition standards under GAAP. With respect to any agreement in which any consideration is to be paid to the Company on a deferred or installment basis by a party other than a Qualified Third Party, the amount of Vivocom Revenue deemed to have been received by the Company shall be such amount of revenue as is recognized, and at such time as it is recognized, in accordance with applicable revenue recognition standards under GAAP. The Vivocom Revenue shall not be subject to any deductions, offsets or other claims that the Company or Buyer may have against any licensee or third party with respect to such technology.

For purposes hereof, a "Qualified Third Party" shall be defined as an entity that satisfies at least three of the following conditions: (a) such entity has greater than $50,000,000 in total capitalization; (b) such entity has been in business at least 4 years prior to entering into an agreement with the Company as contemplated within this section; (c) such entity is currently generating revenues in excess of $10,000,000 per year; and (d) such entity has sufficient current assets, based on its financial position as of the end of its most recent fiscal quarter, to fulfill its entire financial obligation to the Company under such agreement. Within five days of execution of any agreement with an entity that either Seller or Buyer or the Company believes is a Qualified Third Party, such party shall provide the other parties including all members of Seller with written notice of such agreement and provide all details available to the other parties and all members of the Seller regarding the third party's financial position. If such financial information of the third party is not readily available, then Seller and Buyer will mutually and in good faith determine whether such third party qualifies as a Qualified Third Party as defined within this Section. In the event that Seller, Buyer and/or Company disagree as to whether a third party constitutes a Qualified Third Party, such determination will then be turned over to a certified public accounting firm mutually chosen by Buyer and Seller, whose decision will be final and binding with respect to the status of such third party as a Qualified Third Party hereunder. Buyer and Seller mutually agree that no revenue will be realized, as Vivocom Revenue or otherwise, from any third party that is an affiliate of Seller or any of Seller's members.

Section 2. Conversion Events. If, on the first anniversary of the Closing Date, Vivocom Revenue shall equal or exceed $5 million ("Revenue Rate Breakpoint A"), then each holder of Series B Preferred shall have the right to convert 1/3 of the Series B Preferred owned by such holder into Common Stock, on or after such anniversary. If, on the second anniversary of the Closing Date, cumulative Vivocom Revenue since the Closing Date shall equal or exceed $10 million, then each holder of Series B Preferred shall have the right to convert 2/3 of the Series B Preferred owned by such holder into Common Stock, on or after such second anniversary. If, on the third anniversary of the Closing Date, cumulative Vivocom Revenue since the Closing Date shall equal or exceed $15,000,000, then each holder of Series B Preferred shall have the right to convert all of the Series B Preferred owned by such holder (and not previously forfeited, as provided below) into Common Stock on or after such third anniversary of the Closing Date.

Section 3. Forfeiture of Series B Preferred if Targets Not Reached. If, on the second anniversary of the Closing Date, $5 million of cumulative Vivocom Revenue has not been reached, then the holder of Series B Preferred shall forfeit to Buyer, for no consideration, 1/3 of the Series B Preferred owned by such holder at the Closing Date. If, on the third anniversary of the Closing Date, $10 million of cumulative Vivocom Revenue has not been reached, then such holder of Series B Preferred shall forfeit to Buyer, for no consideration, 1/3 of the Series B Preferred owned by such holder at the Closing Date. If, on the fourth anniversary of the Closing Date, $15 million of cumulative Vivocom Revenue has not been reached, then each holder of Series B Preferred shall forfeit to Buyer, for no consideration, 1/3 of the Series B Preferred owned by such holder at the Closing Date.

Section 4. Investments in the Company. The forfeitures provided for in Section 3 are conditioned upon Buyer making a total investment of $3,250,000 during the first twelve months after the Closing Date for the purpose of further developing and marketing the Vivocom SIS technology. On the Closing Date, Buyer agrees to invest $250,000 ("Payment One") in cash into the Company as a contribution to capital to be used for working capital and marketing. Subject to Section 5 below, Buyer agrees to invest the following additional amounts in the Company on the following schedule:

Payment Two:     75 days after the Closing Date:                       $500,000
Payment Three:  120 days after the Closing Date:                       $500,000
Payment Four:   240 days after the Closing Date:                     $1,000,000
Payment Five:    60 days after the Closing Date:                     $1,000,000

         Subject to year end reviews and determination by the Board of Directors of the Company and Buyer, Buyer may determine to make additional investments within the Company.

         Buyer shall invest an additional $10,000,000 in the Company as a contribution to capital during the one year period commencing on the first anniversary date of the Closing Date ($2,500,000 of which shall be invested in the first quarter of such period), if the Revenue Rate Breakpoint A is achieved.

         Subject to Section 5, Buyer shall invest $20,000,000 in the Company as a contribution to capital during the one year period commencing on the second anniversary of the Closing Date.

Section 5. Acceleration or Deferral of Funding. Prior to the first anniversary of the Closing Date, Buyer shall conduct a review of the performance of the Company for the nine-month period following the Closing Date. If Buyer determines in good faith that Vivocom Revenue is not likely to reach $5 million for the one year period following the Closing Date, then Buyer shall not be obligated to make the final $1.0 million investment in the Company ("Payment Five") scheduled to be disbursed 360 days after the Closing Date as provided for in the preceding section. If Vivocom Revenue does not equal or exceed $5 million for the twelve month period ending on the first anniversary of the Closing Date, then Buyer shall not be obligated to make the $10 million investment in the Company required above for the second year, provided, however, that if, on the second anniversary of the Closing Date, Vivocom Revenue has equaled or exceeded $10 million, then Buyer shall be required to invest $20 million over the following year. Buyer may, in its sole and absolute discretion, invest more in the Company or invest on a faster schedule than provided above.

Section 6. Accelerated Conversion. If an offer to purchase all of the issued and outstanding capital stock of the Company is approved by the respective boards of directors of Buyer and the Company, then all Series B Preferred shall become immediately convertible on the effective date of any such sale. If Buyer shall fail to make the investments defined as Payment Two, Payment Three and Payment Four required above within twelve months of the Closing Date, then all Series B Preferred shall become immediately convertible.

Section 7. Certain Covenants of Seller. Except in accordance with the terms of this Agreement, Seller hereby ---------------------------- covenants and agrees as follows:

7.1 Prior to the Closing Date, Seller shall not, directly or indirectly (i) except pursuant to the terms of the Share Exchange Agreement or this Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption agreement with the Company, enter into any contract, option or other arrangement or understanding with respect to, or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, or exercise any discretionary powers to distribute, any or all of the Shares or any interest therein, including any trust income or principal; (ii) except as contemplated hereby, grant any proxies or powers of attorney with respect to any Shares, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; or (iii) take any action that would make any representation or warranty of Seller contained herein or in the Share Exchange Agreement untrue or incorrect or have the effect of preventing or disabling Seller from performing any of Seller's obligations under this Agreement.

Section 8.        Certain Covenants, Representations and Warranties of Buyer.
                  -------------------------------------------------------------

8.1 Reserve for Conversion of Series B Preferred. Buyer shall at all times reserve and keep available out of its authorized but unissued shares of common stock, for the purpose of effecting the conversion of the Series B Preferred and otherwise complying with the terms of this Agreement and the Share Exchange Agreement, such number of its duly authorized shares of common stock as shall be sufficient to effect the conversion of the Series B Preferred from time to time outstanding or otherwise to comply with the terms of this Agreement. If at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of the Series B Preferred or otherwise to comply with the terms of this Agreement, Buyer will forthwith take such corporate action as may be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes. Buyer will use reasonable efforts to obtain any authorization, consent, approval, or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of common stock upon conversion of the Series B Preferred.

8.2      Buyer shall:

(a) make and keep available adequate current public information regarding Buyer, as those terms are understood and defined in Rule 144(c) under the Securities Act of 1933, as amended (the "Securities Act").

(b) file with the Securities and Exchange Commission (the "Commission") in a timely manner all reports and other documents required of the company under the Securities Act and the Securities and Exchange Act of 1934 (the "Exchange Act"); and

(c) furnish to each holder of Series B Preferred, forthwith upon request but not more than three times per year, (i) a written statement by Buyer as to its compliance with the reporting requirements of such Rule 144 and of the Securities Act and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Buyer; (iii) such other reports an documents so filed by the Buyer as such holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such holder to sell any Series B Preferred or Common Stock.

(d) at any time, at the request of any holder of Series B Preferred or Common Stock make available to such holder and to any prospective transferee of such shares the information concerning Buyer described in Rule 144A(d)(4) under the Securities Act.

(e) provide to Seller on a quarterly basis, a report, together with supporting documentation, setting forth in detail its calculation of the Vivocom Revenue.

8.3 Registration Rights. If, at any time, Buyer determines to register any of its securities under the Securities Act for sale to the public, where the aggregate proceeds to be received by Buyer from such sale of securities sold by Buyer is in excess of $7,500,000, whether for its own account or for the account of other security holders or both (except with respect to registration statements on Form S-8 or its then equivalent, or in connection with a Rule 145 transaction or Form S-4 or its equivalent, or another form not available for registering any shares of common stock owned by Seller or its assigns) (the "Registrable Securities"), each such time it will give prompt written notice to all holders of outstanding Registrable Securities, including each holder who has the right to acquire Registrable Securities, of its intention so to do and of the proposed method of distribution of such securities. Upon the written request of any such holder, received by Buyer within 20 days after the giving of any such notice by Buyer, to include in the registration all or any part of Registrable Securities actually owned and in possession by holder at the time such notice is given, Buyer shall cause that portion of Registrable Securities actually owned and in possession by a holder as to which registration shall have been so requested under this Section to be included in the securities to be covered by the registration statement proposed to be filed by Buyer, all to the extent and under the conditions such registration is permitted under the Securities Act. In the event that any registration pursuant to this Section shall be, in whole or in part, an underwritten public offering of Common Stock, the number of shares of Registrable Securities to be included in such an underwriting may be reduced (pro rata among the requesting holders under this Section based upon the number of shares of Registrable Securities owned by such holders) if and to the extent that the managing underwriter shall be of the opinion that the inclusion of some or all of the Registrable Securities would adversely affect the marketing of the securities to be sold by Buyer therein. Any such limitation shall be imposed in such manner so as to avoid any diminution in the number of shares Buyer may register for sale by giving first priority for the shares to be registered for issuance and sale by the Buyer, by giving second priority for the shares to be registered pursuant to this Section and by giving third priority for the shares to be registered for sale by any shareholder of Buyer pursuant to the terms of any other agreement.

         Section 8.4. Antidilution. In case Origin Investment Group shall (i) pay a dividend to holders of Common Stock in shares of Common Stock or make a distribution to holders of Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock or (iv) issue by reclassification of its shares of Common Stock other securities of Origin Investment Group, Inc. (including any such reclassification in connection with a consolidation or merger in which Origin Investment Group, Inc. is the surviving corporation), the number of Common Stock issuable upon exercise of each Series B Preferred immediately prior thereto shall be adjusted so that the Series B Preferred Holder shall be entitled to receive the kind and number of Common Stock or other securities of Origin Investment Group, Inc. which he would have owned or have been entitled to receive after the happening of any of the events described above, had such Series B Preferred been exercised immediately prior to the happening of such event or any record date with respect thereto regardless of whether the Series B Preferred are exercisable at the time of the happening of such event or at the time of any record date with respect thereto. An adjustment made pursuant to this Section 8.4 shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event.

Section 9. Independent Third Party Accountant. Seller may, not more than twice a year, request an independent third party accountant (the "Auditor") (mutually selected by Buyer and Seller) to perform an audit with respect to a calculation of Vivocom Revenue. The Auditor's calculation of Vivocom Revenue, which shall be in accordance with Generally Accepted United States Accounting Principals ("GAAP") and Generally Accepted Auditing Standards, as to Non-Qualified Third Parties and in accordance with the definition of Vivocom Revenue as set forth in this Agreement as to Qualified Third Parties, shall be conclusive, binding and non-appealable absent manifest error. The costs and fees of the Auditor shall be borne by Seller unless the Auditor's calculation of Vivocom Revenue varies in excess of 5.0% of the Seller's calculation of Vivocom Revenue in which case Seller shall bear all of the costs and fees of the Auditor.

Section 10. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 11. Termination. The obligations of Seller contained in this Agreement shall terminate upon the first to occur of (a) the Closing Date and (b) the Termination Date; provided, that the provisions of Section 11 shall survive the Termination Date.

Section 12.       Miscellaneous.
                  -------------

12.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) when delivered in person, (ii) the business day after sending by overnight courier service or by facsimile, or (iii) three business days after mailing by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.1):

                  If to Sellers:

                           Cromerica Technologies, LLC
                          1196 South De Anza Boulevard
                           San Jose, California 95129
                          Attention: Mr. Nenad Krtolica

                  If to Buyer:

                          Origin Investment Group, Inc.
                                            The Water Garden
                          1620 26th Street, Third Floor
                                            Santa Monica, California   90404
                                            Attention:  Omar A. Rizvi, Esq., LLM
                                            Chairman of the Board and President
                            Telephone: (310) 255-8834
                           Telecopier: (310) 546-8093

                  with a copy to:

                                            Greenberg Traurig, LLP
                                            200 Park Avenue, 14th Floor
                                            New York, New York  10166
                                            Attention:  Spencer G. Feldman, Esq.
                                            Telephone:  (212) 801-9200
                                            Telecopier:  (212) 801-6400

12.2 Headings. The headings contained in this Agreement are for the convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

12.4 Entire Agreement. This Agreement, the Share Exchange Agreement and the documents referred to herein and therein constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral with respect to the subject matter hereof and thereof.

12.5 Assignability. This Agreement shall not be assigned by operation of law or otherwise, except that Buyer and Seller may assign all or any of its respective rights and obligations hereunder to any of its their respective Affiliates, provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

12.6 Waivers. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach hereof, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

12.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a California state or federal court sitting in the State of California, and the parties hereto hereby irrevocable submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.

12.8 Waiver of Jury by Trial. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT.

12.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                   ORIGIN INVESTMENT GROUP, INC.



                                  By:      __/s/ Omar A. Rizvi__________________
                                            -----------------
                                  Name:  Omar A. Rizvi, Esq., LLM
                                  Title:  Chairman of the Board and President


                                                    CROMERICA TECHNOLOGIES, LLC


                                 By:      __/s/ Nenad Krtolica__________________
                                            ------------------
                                 Name:    Nenad Krtolica
                                 Title:   Managing Member



                                 By:      __/s/ Boris Krtolica__________________
                                            ------------------
                                 Name:    Boris Krtolica
                                 Title:   Managing Member



                                 By:      _/s/  Brent Gammon__________________
                                           -----------------
                                 Name:    Brent Gammon
                                 Title:   Managing Member